EXHIBIT 23

Coopers
& Lybrand L.L.P.

               Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Modine Manufacturing Company and Subsidiaries on Form S-8 (File Numbers 2-63714, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544, 2-
55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721, 33-
54723 and 33-54725) of our report dated May 1, 1997 on our audits of the consolidated financial statements and financial statement schedules of Modine Manufacturing Company and Subsidiaries as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, which report is incorporated by reference in this Annual Report on Form 10-K.


COOPERS & LYBRAND LLP

COOPERS & LYBRAND L.L.P.


Chicago, Illinois
June 18, 1997
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